EXHIBIT 99.1
CONTACTS:
Russell Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
April 25, 2008
Lance, Inc. Reports 2008 First Quarter Net Revenue of $198 Million, an
Increase of 8.5% over First Quarter 2007; First Quarter 2008 Earnings of
$0.02 Per Share Impacted by Continued Ingredient Cost Pressure
Charlotte, NC, — April 25, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue for the first quarter ended March 29, 2008 of $198.0 million, an increase of 8.5% over its prior year net revenue of $182.4 million.
The Company’s branded product sales, which represented 62% of total Company sales in the quarter, grew approximately 5%, driven by double digit growth in Lance branded home-pack sandwich crackers and Cape Cod branded potato chips, partially offset by the continued decline in certain trade channels that the Company deemphasized as part of its focused growth strategy.
The Company’s non-branded business, which represented 38% of total Company sales in the quarter, increased approximately 14% compared to the prior year, driven by continued volume growth from existing and new customers, new product introductions and higher selling prices.
The acquisition of premium cookie manufacturer Brent & Sam’s on March 14, 2008 had no material impact on the Company’s consolidated first quarter net revenue or net income.
Lance realized first quarter 2008 net income from continuing operations of $0.6 million, or $0.02 per diluted share, compared to first quarter 2007 net income from continuing operations of $5.9 million, or $0.19 per diluted share.
Net income in the first quarter of 2008 as compared to the first quarter of 2007 was adversely impacted by an approximate $13 million pre-tax increase in the cost of ingredients, primarily flour and vegetable oils. As previously reported, the Company initiated price increases to its customers in early 2008 aimed at offsetting these rising costs; however, during the first quarter, and subsequent to the price increases, the cost of these key ingredients continued to escalate, leading to a marked decline in operating profit.
Comments from Management
“As anticipated, the escalating cost of flour and vegetable oils significantly reduced our first quarter profitability,” commented Dave Singer, President and Chief Executive Officer. “We have executed additional pricing actions that will take effect during the second quarter. Our ingredient costs will be somewhat higher in the 2008 second quarter than in the first quarter, and based on our outlook for ingredient costs and our assessment of the competitive situation, we will continue to consider further pricing actions as the year progresses. Our first quarter sales volume was strong despite the initial round of price increases, which is encouraging. We remain cautious in our near-term outlook until we see additional data and evaluate the impact on volume following our planned second quarter price increases.”
Mr. Singer added, “Although the higher cost of ingredients led to significant margin pressure in the first quarter, our underlying performance has remained solid relative to initiatives focused on enhancing supply chain and DSD efficiencies. During the quarter we continued to lower our supply chain costs and increase the leverage of our DSD network with higher sales per route. As previously stated, we are confident that our operating margins will rebound in the second half of this year, as pricing is aligned with ingredient costs and we continue to execute on our key operational initiatives.”
Company Revises Revenue Estimate for 2008
Based on its assessment of the current pricing environment and the addition of revenue related to the acquisition of Brent & Sam’s for the remainder of the year, the Company raised its 2008 full year net sales estimate to a range of $805 to $835 million. Previously, on February 14, 2008, the Company had provided a full year net sales estimate range of $790 to $820 million.
Due to the continued volatility of ingredient costs, the Company reaffirmed its previous estimate for full year earnings per diluted share of $0.70 to $0.80. The Company believes that its earnings per share will be heavily weighted toward the second half of 2008 due to the timing of price increases needed to offset ingredient costs.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 20, 2008 to stockholders of record at the close of business on May 12, 2008.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, April 25, 2008 to discuss first quarter financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers, or (706) 634-1425 for international callers. The access code is “LANCE.” A continuous telephone replay of the call will be available beginning at 12:00 pm on April 25th and running through May 2nd at midnight. The replay telephone number is (800) 642-1687 for U.S. callers, or (706) 645-9291 for international callers. The replay access code is 41863980. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increases impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	March 29, 2008	March 31, 2007
Net sales	$197,968	$182,426
Cost of sales	123,460	102,976

Gross margin	74,508	79,450

Selling, general and administrative	72,857	69,616
Other income, net	(4)	(90)

Income from continuing operations before interest and taxes	1,655	9,924

Interest expense, net	606	604
Income tax expense	404	3,448

Net income from continuing operations	$645	$5,872

Income from discontinued operations	—	537
Income tax expense	—	199

Net income from discontinued operations	—	338

Net Income	$645	$6,210

Basic earnings per share:
From continuing operations	$0.02	$0.19
From discontinued operations	—	0.01

Basic earnings per share	$0.02	$0.20
Weighted average shares outstanding – basic	31,103,000	30,805,000

Diluted earnings per share:
From continuing operations	$0.02	$0.19
From discontinued operations	—	0.01

Diluted earnings per share	$0.02	$0.20
Weighted average shares outstanding — diluted	31,608,000	31,131,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 29, 2008	December 29, 2007
Assets:
Cash and cash equivalents	$1,156	$8,647
Accounts receivable, net	73,843	64,081
Inventories	40,319	38,659
Other current assets	23,901	21,702

Total Current Assets	139,219	133,089
Fixed Assets, net	205,371	205,075
Goodwill and other intangibles, net	87,318	69,127
Other noncurrent assets	5,742	5,712

Total Assets	$437,650	$413,003

Liabilities and Equity:
Accounts payable	$32,518	21,169
Other current liabilities	48,220	53,468

Total Current Liabilities	80,738	74,637

Long-term debt	74,703	50,000
Other liabilities	41,740	41,269
Stockholders’ equity	240,469	247,097

Total Liabilities and Stockholders’ Equity	$437,650	$413,003

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Quarter Ended
	March 29, 2008	March 31, 2007
Operating Activities:
Net income	$645	$6,210
Depreciation and amortization	7,925	6,981
Stock-based compensation expense	1,003	876
Loss/(gain) on sale of fixed assets	102	(140)
Changes in other operating assets and liabilities	(3,738)	(5,916)

Net cash flow from operating activities	5,937	8,011

Investing Activities:
Purchases of fixed assets	(7,057)	(7,073)
Proceeds from sale of fixed assets	230	802
Business acquisitions net of cash acquired	(24,123)	—

Net cash used in investing activities	(30,950)	(6,271)

Financing Activities:
Dividends paid	(5,019)	(4,935)
Issuances of common stock	70	829
Proceeds from long-term debt	24,000	—
Repayments of debt from business acquisitions	(1,495)	—

Net cash from/(used in) financing activities	17,556	(4,106)

Effect of exchange rate changes on cash	(34)	108

Decrease in cash and cash equivalents	(7,491)	(2,258)
Cash and cash equivalents at beginning of period	8,647	5,504

Cash and cash equivalents at end of period	$1,156	$3,246